Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

ZENITH FREIGHT LINES, LLC

and

J.B. HUNT TRANSPORT, INC.

With

BASSETT FURNITURE INDUSTRIES, INCORPORATED

signing for the limited purposes expressed herein

dated as of

January 31, 2022

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of January 31, 2022, is entered into by and among ZENITH FREIGHT LINES, LLC, a North Carolina limited liability company (“Seller”), and J.B. HUNT TRANSPORT, INC., a Georgia corporation (“Buyer”), with BASSETT FURNITURE INDUSTRIES, INCORPORATED, a Virginia corporation and the owner of 100% of Seller (“Parent”), made a party hereto for the limited purposes of (i) making the representations and warranties regarding Parent in Sections 4.01 and 4.02 and (ii) agreeing to the covenants contained in Sections 3.02 and 6.03 and the indemnification obligations set forth in ARTICLE VIII.

RECITALS

WHEREAS, Seller is engaged in the business of providing middle-mile delivery and related warehousing services (the “Business”);

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein; and

WHEREAS, in support of the transactions contemplated hereby, Parent desires to enter into this Agreement solely for the purposes set forth in the preamble; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” means all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing.

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble, together with all Schedules (including Disclosure Schedules), Exhibits and Appendices.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Annual Financial Statements” has the meaning set forth in Section 4.04.

“Assigned Contracts” has the meaning set forth in Section 2.01(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(v).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Basket Amount” means one-half (½) of the Retention Amount.

“Benefit Plan” has the meaning set forth in Section 4.18(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” means the books and records of the Business as maintained by Seller prior to the Closing, but excluding Seller’s organizational documents, corporate seal, minute books, Tax Returns, all employee-related or employee benefit-related files or records (other than personnel files of Hired Employees), any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain and all other records relating exclusively to Seller’s corporate organization and capitalization.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means PricewaterhouseCoopers LLP.

“Buyer Closing Certificate” has the meaning set forth in Section 3.02(b)(viii).

“Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Nick Hobbs, Richie Henderson, John Vargo and Brian Webb, after such Persons have made a reasonable inquiry of direct reports.

“Cap” has the meaning set forth in Section 8.04(c)(i).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Working Capital” means (a) Current Assets, minus (b) Current Liabilities, determined as of the close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(a)(i).

“Closing Payment” has the meaning set forth in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract-Carrier Contracts” has the meaning set forth in Section 4.07(c).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means those current assets of the Business included in the line items set forth in Appendix 2.06(a)(i) after giving effect to those adjustments included therein.

“Current Liabilities” means those current liabilities of the Business included in the line items set forth on Appendix 2.06(a)(i) after giving effect to those adjustments included therein.

“Customers” has the meaning set forth in Section 4.12(a).

“Deed” has the meaning set forth in Section 3.02(a)(vi).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(b)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 3.01.

“Electronic Delivery” has the meaning set forth in Section 8.14.

“Encumbrance” means any charge, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, right of first refusal, or other similar restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” means applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equity (whether applied in a proceeding at law or in equity).

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged noncompliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged noncompliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Truist Bank.

“Escrow Agreement” has the meaning set forth in Section 3.02(a)(i).

“Escrow Amount” means the sum of One Million Dollars ($1,000,000) to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“FIRPTA Certificate” has the meaning set forth in Section 3.02(a)(vii).

“FMCSA” has the meaning set forth in Section 4.21(c).

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material fact made by such party, (a) with respect to Seller, to Seller’s Knowledge or (b) with respect to Buyer, to Buyer’s Knowledge, of its falsity and made for the specific purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses.

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.07(a)(viii)

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Hired Employees” means those employees of the Business who are offered and accept employment with the Buyer following the Closing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.06(b)(iii).

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means any and all of the following, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) industrial designs, patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) all other intellectual property and related proprietary rights.

“Intellectual Property Agreements” means all licenses (other than generally available, commercial, off-the-shelf software), sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, in each case relating to any Intellectual Property used in the conduct of the Business as currently conducted and to which Seller is a party, beneficiary or otherwise bound, but excluding any Intellectual Property Agreement that is an Excluded Asset.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in the conduct of the Business as currently conducted, together with any and all (a) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to such Intellectual Property, and (b) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Intellectual Property, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages, but excluding any Intellectual Property Asset that is an Excluded Asset.

“Intellectual Property Assignment” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of (i) Jack Hawn, Brian Bentley, Michael Echerd and (ii) solely with respect to the representations and warranties in Section 4.04 and Section 4.20, Mike Daniel, after such Persons have made a reasonable inquiry of direct reports.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include any special, exemplary or punitive damages, except in each case to the extent actually paid or payable to a non-Affiliated third party pursuant to a final and non-appealable judgment or arbitral decision.

“Made Available” means, with respect to any document or information, that the same has been, before the date of the Agreement, (i) provided to the Buyer in writing (including via e-mail) or (ii) made available or otherwise accessible to Buyer by means of the Caplinked (Project Eagle) virtual data room established by Buyer.

“Master Transportation Agreement” has the meaning set forth in Section 3.02(a)(viii).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) any matter of which and to the extent that Buyer has Buyer’s Knowledge on the date hereof; (viii)  the public announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller as a result of such public announcement, pendency or completion of such transaction; (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies including, without limitation, COVID-19 and the effects thereof on the labor market, supply chain, availability of raw materials and/or the distribution of products and inventory; or (xi) any failure of Seller to meet any internal projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv), (ix) or (x) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contract” has the meaning set forth in Section 4.07(a).

“Material Suppliers” has the meaning set forth in Section 4.13(b).

“Multiemployer Plan” has the meaning set forth in Section 4.18(c).

“Non-fundamental Representations” means each of the representations set forth in ARTICLE IV other than the Fundamental Representations.

“Offsetting Amounts” has the meaning set forth in Section 8.04(f).

“Overall Cap” has the meaning set forth in Section 8.04(c)(iii).

“Owned Real Property” has the meaning set forth in Section 4.10(a).

“Parent” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (i) the matters set forth in Section 4.08(a)-(g), and (ii) as to any leased assets or Leased Real Property, rights of the lessors thereof.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(a)(ii).

“Power of Attorney” has the meaning set forth in Section 3.02(a)(vii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.18(c).

“R&W Policy” has the meaning set forth in Section 6.11.

“R&W Policy Expense” has the meaning set forth in Section 6.11.

“Real Property” means Owned Real Property and Leased Real Property.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(b)(ii).

“Restricted Business” means the business of providing middle-mile delivery and related warehousing services for any third-party; provided, however, that for the avoidance of doubt, Restricted Business shall not include the provision of (i) drayage, first-mile or final-mile delivery and related warehousing services or (ii) middle-mile delivery and related warehousing services by or between Parent and any of its subsidiaries.

“Restricted Period” has the meaning set forth in Section 6.03(a).

“Retention Amount” means the aggregate amount of the retention under the R&W Policy.

“Review Period” means a period of forty-five (45) days.

“Seller” or “Seller” has the meanings set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 3.02(ix).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller’s Accountants” means Ernst & Young LLP, or any other accounting firm providing services to Seller from time to time.

“Software” means the LTL400 software used by Seller for day-to-day execution of the Business.

“Statement of Objections” has the meaning set forth in Section 2.06(b)(ii).

“Straddle Period” means any taxable period that begins on or before but does not end on the Closing Date.

“Survival Period” has the meaning set forth in Section 8.01.

“Target Working Capital” has the meaning set forth in Section 2.06(a)(ii).

“Tariffs” has the meaning set forth in Section 4.07(f).

“Tax Clearance Certificate” has the meaning set forth in Section 6.10.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, imposed by a Governmental Authority, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means any state or territory in the United States in which Seller or Western States engaged in the Business prior to Closing and any state or territory of the United States and any province or state of Canada or Mexico in which Buyer or its Affiliates engage in the transportation, delivery and third-party logistics business as of the Closing.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignment, Assignment and Assumption of Leases, the Deeds, the Power of Attorney, the Master Transportation Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Unclaimed Property” has the meaning set forth in Section 2.04.

“Undisputed Amounts” has the meaning set forth in Section 2.06(b)(iii).

“Union” has the meaning set forth in Section 4.19(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Western States” means Western States Distribution, LLC, a California limited liability company.

ARTICLE II
PURCHASE AND SALE

Section 2.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), to the extent that such assets, properties and rights are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)    Accounts Receivable;

(b)    the Contracts listed on Appendix 2.01(b), but only to the extent the rights thereto arise and relate to periods after the Effective Time (the “Assigned Contracts”) and not including any other Contracts all of which are excluded hereunder;

(c)    the Owned Real Property (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto), including the address location and use;

(d)    all rights of Seller on a going forward basis under all Leases of the Leased Real Property of Seller, which Leased Real Property and Leases are listed on Section 4.10(b) of the Disclosure Schedules;

(e)    all buildings, structures, improvements, and fixtures located on any Leased Real Property which are owned by Seller, regardless of whether title to such buildings, structures, improvements, or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property;

(f)    all tractors, trailers, and straight trucks used in the Business, including but not limited to those set forth on Section 4.21(a) of the Disclosure Schedules;

(g)    other equipment and tangible personal property, including but not limited to that set forth on Section 2.01(g) of the Disclosure Schedules;

(h)    all Intellectual Property Assets, including but not limited to (i) the Software and (ii) those set forth on Section 2.01(h) of the Disclosure Schedules (but excluding any Intellectual Property Assets that are Excluded Assets);

(i)    Books and Records;

(j)    Permits, which are listed on Section 4.16(b) of the Disclosure Schedules, to the extent transferrable and to the extent required by Buyer to operate the Business, but only to the extent the rights thereto arise and relate to periods after the Effective Time;

(k)    all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees;

(l)    insurance proceeds to the extent related to damages to the Real Property incurred prior to the Closing (excluding, however, any proceeds to reimburse Seller for any repairs made and paid prior to the Closing);

(m)    those assets assigned by Western States to Seller prior to the Closing Date including without limitation those described on Section 2.01(m) of the Disclosure Schedules; and

(n)    all goodwill associated with the Purchased Assets and the Business.

Section 2.02    Excluded Assets. Notwithstanding the provisions of Section 2.01 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not purchase any assets, properties or rights of Seller or any of its Affiliates of any kind or nature whatsoever other than the Purchased Assets (the “Excluded Assets”). The Excluded Assets shall include, without limitation, the following:

(a)    all cash and cash equivalents, bank accounts and securities of Seller;

(b)    any Tax assets including any duty, refund, prepayment or credit of Taxes related to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period (or portion thereof) ending on or prior to the Closing Date;

(c)    Unclaimed Property;

(d)    certain assets listed on Section 2.02(d) of the Disclosure Schedules;

(e)    all insurance policies of Seller and, subject to Section 2.01(l), all rights to applicable claims and proceeds thereunder;

(f)    all rights to any Action available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(g)    Seller’s organizational documents, corporate seal, minute books, Tax Returns, all employee-related or employee benefit-related files or records, other than personnel files of Hired Employees, any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain, all other records relating exclusively to Seller’s corporate organization and capitalization, all communications among Robinson, Bradshaw & Hinson, P.A. and Seller, Parent or any of their Affiliates and representatives that relate in any way to the transactions contemplated by this Agreement (including any attorney-client privilege or expectation of client confidence in relation thereto, which shall remain with Seller and Parent and may be controlled or asserted by Parent) and all of the client files and records in the possession of Robinson, Bradshaw & Hinson, P.A. related to this Agreement and the transactions contemplated hereby;

(h)    the rights which accrue or will accrue to Seller under the Transaction Documents;

(i)    all Benefit Plans and assets attributable thereto;

(j)    all Contracts other than the Assigned Contracts; and

(k)    the membership interests of Western States.

Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the Liabilities of Seller set forth below (collectively, the “Assumed Liabilities”), and no other Liabilities. Buyer shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Assumed Liabilities which they are obligated to pay and satisfy. The Assumed Liabilities include the following:

(a)    all of the accounts payable as of the Closing Date, but only to the extent included in the calculation of Closing Working Capital;

(b)    obligations under the Leases, Assigned Contracts and Permits, but only to the extent such obligations arise and relate to periods after the Effective Time and excluding any Liabilities arising out of or relating to any breach or default or violation by Seller or any of its Affiliates of any such Assigned Contracts or Permits; and

(c)    all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets after the Closing.

Section 2.04    Excluded Liabilities. Notwithstanding any provision in this Agreement or in the Disclosure Schedules to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). For the avoidance of doubt and without limiting the generality of the definition, “Excluded Liabilities” shall include without limitation (i)  any and all third-party claims asserted against Seller, in each case to the extent arising from events, occurrences, acts and omissions of Seller prior to Closing, (ii) any amounts payable by Seller pursuant to a Governmental Order arising from events, occurrences, acts and omissions of Seller prior to Closing, (iii) all matters listed in Sections 4.15(a) and 4.15(b) of the Disclosure Schedules (iv) liabilities associated with the Benefit Plans including without limitation claims under or Taxes associated with the self-funded health plans, (v) Taxes of Seller or Parent or relating to the Business for any periods or portion thereof prior to Closing (vi) any and all judgments filed by the New Jersey Division of Employer Accounts and/or entered in Mercer County, New Jersey and all additions, penalties and/or interest accrued or assessed in connection therewith; (vii) any Environmental Claim to the extent resulting from (A) the environmental matters listed in Section 4.17(d) of the Disclosure Schedules, (B) a Release in respect of the underground storage tank listed in Section 4.17(e) of the Disclosure Schedules, and (C) a Release in respect of the abandoned heating oil underground storage tank and the groundwater monitoring wells located at 210 and 220 Dehart Terminal Motor Road, Conover, North Carolina, and in each case under the foregoing clauses (A), (B) and (C) to the extent such Environmental Claim is a result of occurrences, actions or inactions prior to Closing; (viii) any failure by Seller to report and/or remit unclaimed property to any state as may be required under applicable Law (any such unclaimed property “Unclaimed Property”), (ix) any indebtedness for borrowed money incurred or guaranteed by Seller, and (x) all other liabilities and obligations arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets before the Closing other than the Assumed Liabilities. Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.

Section 2.05    Purchase Price; Closing Payment. The aggregate purchase price for the Purchased Assets shall be the sum of (x) Eighty Six Million Nine Hundred Thirty-Eight Thousand Nine Hundred Fifty Seven and 50/100 Dollars ($86,938,957.50) (the “Closing Payment”), plus/minus (as applicable) (y) the Post-Closing Adjustment computed pursuant to Section 2.06(a)(ii) hereof (such sum being herein called the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Closing Payment shall be paid as follows:

(a)    The Closing Payment, minus the sum of (i) the Escrow Amount and (ii) one-half of the R&W Policy Expense, shall be paid by wire transfer of immediately available funds to Seller, to such account(s) as shall have been designated by Seller no later than two (2) Business Days prior to the Closing Date;

(b)    The Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement. The Escrow Amount shall be available to satisfy Losses suffered by Buyer in connection with indemnifiable claims by the Buyer Indemnitees for Losses as set forth in ARTICLE VII. Any remaining portion of the Escrow Amount not subject to any claim under this Agreement or the Escrow Agreement shall be released and paid to Seller on the date that is twelve (12) months after the Closing Date in accordance with the terms of this Agreement and the Escrow Agreement.

Section 2.06    Closing Payment Adjustment.

(a)    Post-Closing Adjustment.

(i)    Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller (A) a statement setting forth its calculation of Closing Working Capital, which statement shall be substantially in the form of Appendix 2.06(a)(i) (the “Closing Working Capital Statement”), and (B) a certificate of an officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Appendix 2.06(a)(i).

(ii)    The “Post-Closing Adjustment” shall be an amount equal to (x) the Closing Working Capital minus (y) $4,484,000 (the “Target Working Capital”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(b)    Examination and Review.

(i)    Examination. After receipt of the Closing Working Capital Statement, Seller shall have a Review Period within which to review the Closing Working Capital Statement. During such Review Period, Seller and Seller’s Accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below); provided, that such access shall be in a manner that does not materially interfere with the normal business operations of Buyer.

(ii)    Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)    Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted to an accounting firm appointed by mutual agreement of Seller and Buyer, provided that such firm is an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountant”), which, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. For the avoidance of doubt and solely as an illustration of the methodology set forth in the preceding sentence, if (A) Seller assigns values to the disputed matters such that the Post-Closing Adjustment would increase by an aggregate amount equal to $100,000; (B) Buyer maintains that the Post-Closing Adjustment is correct; and (C) the Independent Accountant’s final resolution of the disputed items results in an increase of the Post-Closing Adjustment from the amount set forth in the Closing Working Capital Statement by $60,000 (i.e., sixty percent (60%) of the amount in dispute is resolved in favor of Seller), then Seller shall be responsible for forty percent (40%) of such fees and expenses of the Independent Accountant and Buyer shall be responsible for sixty percent (60%) of such fees and expenses of the Independent Accountant.

(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto; provided, however, that upon receipt of such determination, either party shall have five (5) days to notify the Independent Accountant and the other party of any manifest error and the Independent Accountant may change its determination within ten (10) days of such notification and any such new determination shall be conclusive and binding.

(vi)    Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.

(c)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07    Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with Section 1060 of the Code, as shown on the allocation schedule (the “Allocation Schedule”); provided, however, that the Allocation Schedule shall provide that $15,497,150 shall be allocated to the Owned Real Property. A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within ninety (90) days following the Closing Date. If Seller notifies Buyer in writing within forty-five (45) days that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within one hundred fifty (150) days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne one-half (½) by Seller and one-half (½) by Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.06 or Section 8.07 herein shall be allocated in a manner consistent with the Allocation Schedule. If Seller fails to notify Buyer in writing within forty-five (45) days that Seller objects to one or more items reflected in the Allocation Schedule, the Allocation Schedule shall be deemed to have been accepted by Seller.

Section 2.08    Third-Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful; provided, however, that subject to the satisfaction or waiver of the conditions contained in ARTICLE VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent(s) as promptly as possible; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor other than a consent or review fee that is expressly required by the Assigned Contract. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Buyer and Seller shall use commercially reasonable efforts, to the maximum extent permitted by Law and the Purchased Asset, to enter into reasonable arrangements to provide to Buyer the economic and operational benefits thereunder. Notwithstanding any provision in this Section 2.08 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof, if and to the extent applicable, unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Section 2.09    Risk of Loss. Risk of loss or damage to the Owned Real Property by fire or other casualty occurring up to the time of Closing is assumed by Seller. If a portion of the Owned Real Property is damaged by an insured casualty prior to Closing and the cost of repairing such damage is:

(a)    less than or equal to 30% of the replacement cost of the Owned Real Property, then this Agreement will remain in full force and effect, and, at Buyer’s option, Seller must repair the damage or pay or assign to Buyer at Closing Seller’s interest in and to the casualty insurance proceeds payable as a result of the casualty; or

(b)    more than 30% of the replacement cost of the Owned Real Property, then Buyer will have the option to terminate this Agreement upon written notice to the Seller within 10 days of such casualty, but in no event later than the Closing Date, in which event neither Buyer nor Seller will have any further rights or obligations hereunder except for obligations of the parties contained herein that survive the Closing pursuant to Section 8.01. If Buyer does not exercise its option to so terminate this Agreement, then this Agreement will remain in full force and effect and Seller must pay or assign to Buyer at Closing Seller’s interest in and to any and all casualty insurance proceeds.

Section 2.10    Taking. If there is a taking by condemnation or similar proceedings or actions of only a portion of the Owned Real Property which is not material to the use of the remainder of the Owned Real Property (as mutually determined by Seller and Buyer in their reasonable discretion), this Agreement will remain in full force and effect, and Seller must pay or assign to Buyer at Closing Seller’s interest in and to any condemnation awards or proceeds from any such proceedings or actions in lieu thereof to the extent such awards or proceeds relate to the Owned Real Property. If there is a taking by condemnation or similar proceedings or actions of all of the Property or a portion of the Owned Real Property which is material to the use of the remainder of the Owned Real Property (as mutually determined by Seller and Buyer in their reasonable discretion or in any event if more than thirty percent (30%) of the square footage of the Owned Real Property), Buyer will have the option to terminate this Agreement upon written notice to Seller within 10 days of such condemnation, but in no event later than the Closing Date, in which event neither Buyer nor Seller will have any further rights or obligations hereunder except for obligations of the parties contained herein that survive the Closing pursuant to Section 8.01. If Buyer does not exercise its option to terminate this Agreement, then this Agreement will remain in full force and effect and Seller must pay or assign to Buyer at Closing Seller's interest in and to any and all condemnation awards or proceeds from such proceedings or actions in lieu thereof or to the extent such awards or proceeds relate to the Owned Real Property.

ARTICLE III
CLOSING

Section 3.01    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Central time, on February 28, 2022, by electronic exchange of required Closing documents and signatures on such date, or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing occurs is herein referred to as the “Closing Date” and the Closing shall be deemed to be effective as of 11:59 p.m., Eastern time, on the Closing Date (the “Effective Time”).

Section 3.02    Closing Deliverables.

(a)    At the Closing, Seller and/or Parent, as the case may be, shall deliver or cause to be delivered to Buyer the following:

(i)    an escrow agreement in substantially the form of Exhibit A (the “Escrow Agreement”) duly executed by Seller and the Escrow Agent;

(ii)    a bill of sale in substantially the form of Exhibit B (the “Bill of Sale”) duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(iii)    an assignment and assumption agreement in substantially the form of Exhibit C (the “Assignment and Assumption Agreement”) duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv)    an assignment in substantially the form of Exhibit D (the “Intellectual Property Assignment”) duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Registrations to Buyer;

(v)    with respect to each Lease, an assignment and assumption of Lease in substantially the form of Exhibit E (each, an “Assignment and Assumption of Lease”) duly executed by Seller.

(vi)    with respect to each parcel of the Owned Real Property, a special warranty deed in in substantially the form of Exhibit G (each, a “Deed”), duly executed and notarized by Seller;

(vii)    a limited power of attorney in substantially the form of Exhibit F duly executed by Seller (the “Power of Attorney”);

(viii)         the Master Transportation Agreement consistent with such terms as included in that email exchange between the parties and approved by Mike Daniel at 11:11 a.m. EST on January 29, 2022,  and with such other terms and conditions that may be mutually agreed upon by the Parties reasonably and in good faith prior to Closing (the “Master Transportation Agreement”);

(ix)         a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”);

(x)         a certificate of the Manager, Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the appropriate governing body of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (B) the names and signatures of the managers or officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(xi)         a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller; and

(xii)          those instruments, affidavits and documents reasonably required by the title company to issue an owner’s title insurance policy to be executed or delivered by Seller with respect to the Owned Real Property;

(xiii)         evidence that a request for a Tax Clearance Certificate from the State of North Carolina has been filed with the appropriate agency; and

(xiv)          Updates to Sections 4.19(a) and 4.21(a) of the Disclosure Schedules.

(b)    At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(i)    the Closing Payment, minus the amounts described in Section 2.05(a);

(ii)    the Escrow Agreement duly executed by Buyer and the Escrow Agent;

(iii)    the Assignment and Assumption Agreement duly executed by Buyer;

(iv)    the Intellectual Property Assignment duly executed by Buyer;

(v)    with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(vi)    the Master Transportation Agreement duly executed by Buyer;

(vii)    a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).; and

(viii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (A) that attached thereto are true and complete copies of all resolutions adopted unanimously by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(ix)    Assignment and Assumption of Lease by Western States for the Riverside location.

(c)    At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules (and any other Section for which disclosure to such Section is reasonably apparent as provided in Section 8.04), Seller and Parent (solely with respect to the representations and warranties regarding Parent in Sections 4.01 and 4.02) represent and warrant to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof (unless another date is specified in such statement) as follows:

Section 4.01    Organization and Qualification of Seller and Parent.

(a)    Zenith Freight Lines, LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of North Carolina. Seller has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by them and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

(b)    Parent is a corporation duly organized, validly existing and in good standing under the Laws of Virginia.

Section 4.02    Authority of Seller and Parent. Seller and Parent each has full organizational power and authority to enter into this Agreement and the other Transaction Documents to which Seller or Parent, as the case may be, is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller and Parent of this Agreement and any other Transaction Document to which Seller or Parent is a party, the performance by Seller or Parent of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and Parent. This Agreement has been duly executed and delivered by Seller and Parent, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller and Parent enforceable against Seller and Parent in accordance with its terms, except as enforcement may be subject to the Enforceability Exceptions. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as enforcement may be subject to the Enforceability Exceptions.

Section 4.03    No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws, operating agreement or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04    Financial Statements. Complete copies of Seller’s internally prepared annual financial statements consisting of the balance sheet of the Business as at the last Saturday of November in each of the years 2021, 2020 and 2019 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and interim financial statements consisting of the balance sheet of the Business as at January 1, 2022 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the five-week period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been Made Available to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the Books and Records of the Business, and fairly present, in all material respects, the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of November 27, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date,” and the balance sheet of the Business as of January 1, 2022 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05    Undisclosed Liabilities. Except as set forth in Section 4.05 of the Disclosure Schedules, Seller has no material Liabilities (including without limitation those that would have been included on a balance sheet if known at the time) with respect to the Business that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not material in amount.

Section 4.06    Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 4.06 of the Disclosure Schedules, since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, with regard to Seller there has not been any:

(a)    event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c)    material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)    entry into any Contract that would constitute a Material Contract;

(e)    incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business in an aggregate amount exceeding $100,000, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f)    transfer or assignment of any right or any written waiver of any material right granted under any Material Contract;

(g)    transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for sales in the ordinary course of business and except for any Purchased Assets having an aggregate value of less than $100,000;

(h)    cancellation of any material debts or claims or amendment, termination or waiver of any material rights constituting Purchased Assets;

(i)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(j)    material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k)    acceleration, termination, material modification to or cancellation of any Material Contract or Permit;

(l)    material capital expenditures which would constitute an Assumed Liability;

(m)    imposition of any Encumbrance upon any of the Purchased Assets;

(n)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $50,000 per employee or $250,000 in the aggregate, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(o)    hiring or promoting any person as or to (as the case may be) an officer executive management position except to fill a vacancy in the ordinary course of business;

(p)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(q)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, executives, officers or employees of the Business or their immediate family members;

(r)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s)    purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);

(t)    any default or breach by Seller in any material respect under any Material Contract or Permit; or

(u)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07    Material Contracts.

(a)    Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which they are bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(a) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, each being a “Material Contract”):

(i)    all Contract-Carrier Contracts;

(ii)    all Contracts with Customers (but not including the Tariffs);

(iii)    all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take-or-pay” provisions;

(iv)    all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person, other than contracts entered into in the ordinary course of business the primary purpose of which is not indemnification, Tax, environmental or the assumption of Liabilities;

(v)    all Contracts entered into since January 1, 2016 that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vii)    all employment agreements and Contracts with consultants (or similar arrangements);

(viii)    except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $100,000;

(ix)    all Contracts with any Governmental Authority (“Government Contracts”);

(x)    all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)    all joint venture, partnership or similar Contracts;

(xii)    all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets having an aggregate value of more than $100,000;

(xiii)    all powers of attorney with respect to the Business or any Purchased Asset;

(xiv)    all collective bargaining agreements or Contracts with any Union; and

(xv)    all other Contracts involving aggregate consideration in excess of $100,000 and not previously disclosed pursuant to this Section 4.07.

(b)    Each Material Contract is valid and binding on Seller, subject to Enforceability Exceptions, in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would (i) constitute an event of default by Seller under any Material Contract, or (ii) to Seller’s Knowledge, (A) would constitute an event of default by the counterparty under any Material Contract (B) would constitute an indemnifiable loss under any Material Contract, (C) would result in a termination thereof, or (D) would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been Made Available to Buyer. There are no material disputes pending or threatened in writing under any Material Contract included in the Purchased Assets.

(c)    Section 4.07(c) of the Disclosure Schedules includes a true and complete list of all contracts between Seller, on the one hand, and independent contractor drivers or other carriers, on the other hand (the “Contract-Carrier Contracts”). Except where the failure to be in compliance would not have a Material Adverse Effect, the operations of Seller have, since January 1, 2016, been consistently conducted (i) in compliance with the regulations promulgated by the FMCSA under 49 C.F.R. 376.12 et seq., and (ii) in a manner consistent with the criteria to establish and maintain independent contractor relationships with its carriers under the applicable DOT operating authority and all applicable Laws.

(d)    Each of the Contract-Carrier Contracts (i) complies with all Laws, (ii) has been duly and validly executed and delivered by Seller, (iii) is in full force and effect and is valid and enforceable, subject to the Enforceability Exceptions, in accordance with its terms in all material respects with respect to the respective carrier, (iv) is in compliance in all material respects with the requirements of all Contracts with Customers for which such carrier delivers or provides services; and (v) does not require the consent of any Person in connection with the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably expected to contravene, conflict with or result in a breach of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to modify any Contract-Carrier Contract.

(e)    Seller has not received written notice of the intention of any carrier to, and to the Knowledge of Seller, no carrier intends to, cease doing business under its Contract-Carrier Contract or reduce the business transacted with Seller following the Closing Date as a result of the consummation of the transactions contemplated by this Agreement.

(f)         Seller conducts a portion of its Business through tariff and rate sheets (the “Tariffs”), none of which are published. Seller has performed in compliance with the terms of the Tariffs in all material respects. To Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably expected to contravene, conflict with or result in a breach of, or give any Person the right to declare a default or exercise any remedy under a Tariff.

Section 4.08    Title to Purchased Assets. Subject to assignment from Western States pursuant to Section 2.01(m), Seller has good and valid title to all of the owned Purchased Assets, personal property and other assets reflected in the Annual Financial Statements or acquired after the Interim Balance Sheet Date (including, without limitation, its rolling stock and equipment), other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such owned properties and assets are free and clear of Encumbrances except for the following:

(a)    those items set forth in Section 4.08(a) of the Disclosure Schedules;

(b)    Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings;

(c)    mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not individually material to the Business or the Purchased Assets and which shall be paid in full by Seller and released at Closing;

(d)    easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property that are not individually material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable;

(e)    any matters shown on any survey of the Real Property obtained by Buyer;

(f)    any exceptions contained in any title policy obtained by Buyer covering any of the Real Property; and

(g)    other imperfections of title or Encumbrances, if any, that are not individually material to the Business or the Purchased Assets.

Section 4.09    Condition of Assets. Except as set forth in Section 4.09 of the Disclosure Schedules or in any appraisal, property condition or other similar report or study obtained by Buyer, each of the material Purchased Assets (including without limitation leased equipment but expressly excluding, for purposes of this representation, the Real Property) are structurally sound, are in good operable condition (reasonable wear and tear excepted) and not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 4.10    Real Property.

(a)    Section 4.10(a) of the Disclosure Schedules sets forth the real property owned by Seller and used in the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and use. Section 4.10(a) of the Disclosure Schedules sets forth a list of the following documents that Seller has Made Available to Buyer: copies of the deeds and other instruments (as recorded) in Seller’s possession by which Seller acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller with respect to such parcel. With respect to each parcel of Owned Real Property:

(i)    Seller has good and marketable fee simple title, free and clear of all Encumbrances, except (A) Permitted Encumbrances and (B) those Encumbrances set forth on Section 4.10(a)(i) of the Disclosure Schedules;

(ii)    except as set forth on Section 4.10(a)(ii) of the Disclosure Schedules, Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii)    there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Seller is not a party to any agreement or option to purchase any real property or interest therein relating to, or intended to be used in the operation of, the Business.

(b)    Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in the conduct of the Business (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has Made Available to Buyer a true and complete copy of each Lease, and in the case of any oral lease, a written summary of the material terms of such Lease. With respect to each Lease:

(i)    such Lease is valid and binding on Seller, subject to Enforceability Exceptions, in accordance with its terms and is in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property covered thereby;

(ii)    Seller is not in breach or default under such Lease, and to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii)    Seller has neither received nor given any written notice of any default or of an event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)    except as set forth on Section 4.10(b) of the Disclosure Schedules, Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)    Seller has not pledged, mortgaged or otherwise granted an Encumbrance on their leasehold interest in any Leased Real Property;

(vi)    no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(vii)    Seller does not, and will not in the future, owe any brokerage commissions or finder’s fees with respect to such Lease;

(viii)    except as set forth in Section 4.10(b) of the Disclosure Schedules, the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, Seller; and

(ix)    Seller has not collaterally assigned or granted any other security interest in such Lease or any interest therein.

(c)    Each of the Owned Real Property and, to the Seller’s Knowledge, the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety, land use and other Laws and insurance requirements affecting the Real Property. To the Knowledge of Seller, there is no pending or anticipated change in any Law affecting the Owned Real Property that will have a material adverse effect on the ownership, lease, use or occupancy of any Real Property or any portion thereof in the continued operation of the Business. Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty since January 1, 2021.

Section 4.11    Intellectual Property.

(a)    Section 4.11(a) of the Disclosure Schedules lists all Intellectual Property Registrations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b)    Section 4.11(b) of the Disclosure Schedules lists all Intellectual Property Agreements (other than Intellectual Property Agreements for (i) generally available, commercial, off-the-shelf software, (ii) with Seller as the licensee or subscriber that involve an annual consideration less than $50,000, and (iii) for open source software non-exclusively licensed to Seller). Seller has Made Available to Buyer true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement listed in Section 4.11(b) of the Disclosure Schedules is valid and binding on Seller, subject to the Enforceability Exceptions, in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement listed in Section 4.11(b) of the Disclosure Schedules. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement listed in Section 4.11(b) of the Disclosure Schedules or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)    Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used by Seller for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d)    Except as set forth in Section 4.11(d) of the Disclosure Schedules, the consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(e)    Seller’s rights in the Intellectual Property Registrations (other than any Intellectual Property Registration that is a pending application for registration) are valid, subsisting and enforceable, other than, with respect to Seller’s trademarks, with respect to common law usage in a limited geographic area that is not material and adverse to the business of Seller; provided, that the foregoing representation is made to the Seller’s Knowledge with respect to validity and enforceability of Seller’s patents. Seller has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets.

(f)    The conduct of the Business as currently and as conducted since January 1, 2016, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Seller since January 1, 2016, has not infringed, misappropriated, diluted or otherwise violated, and have not, do not and, in their current form, will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Intellectual Property Assets.

(g)    There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller’s rights with respect to any Intellectual Property Assets; or (iii) by Seller or, to Seller’s Knowledge, any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Seller is not subject to any outstanding or, to Seller’s Knowledge, prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

Section 4.12    Customers and Suppliers.

(a)    Section 4.12(a) of the Disclosure Schedules sets forth with respect to the Business (i) the twenty largest customers (by dollar volume) of Seller for goods or services rendered during the two (2) most recent fiscal years (collectively, the “Customers”), and (ii) the amount of consideration paid by each Customer during such periods. Except as set forth in Section 4.12(a) of the Disclosure Schedules, Seller has not received any written notice, and to Seller’s Knowledge, there is no reason to believe, that any of the Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)    Section 4.12(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $400,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”), and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any written notice, and to Seller’s Knowledge, there is no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.13    Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.14    Insurance. Section 4.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”). Seller has Made Available to Buyer a list of all pending claims and the claims history under the Insurance Policies with respect to the Business, the Purchased Assets or the Assumed Liabilities, with such lists covering the dates set forth therein and subject to such other limits (such as claims thresholds) identified therein and, except as set forth on such lists there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. All such Insurance Policies (a) are in full force and effect in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Seller is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True and complete copies of the Insurance Policies have been Made Available to Buyer.

Section 4.15    Legal Proceedings; Governmental Orders.

(a)    Except as set forth in Section 4.15(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    Except as set forth in Section 4.15(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Seller is in compliance with the terms of each Governmental Order set forth in Section 4.15(b) of the Disclosure Schedules. To Seller’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.16    Compliance with Laws; Permits.

(a)    Except as set forth in Section 4.16(a) of the Disclosure Schedules, since January 1, 2016 Seller has been in material compliance with all, and has received no written notice of violation of any, Permits issued to Seller or Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)    All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16(b) of the Disclosure Schedules. Seller has received no written notices threatening any enforcement action with respect to any Permit issued to Seller.

Section 4.17    Environmental Matters.

(a)    Except as set forth in Section 4.17(a) of the Disclosure Schedules, the operations of Seller with respect to the Business and the Purchased Assets are currently and since January 1, 2016 have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)    Seller has no Environmental Permits other than those listed on Section 4.16(b) of the Disclosure Schedules.

(c)    Except as set forth in Section 4.17(c) of the Disclosure Schedules, none of the Business or the Purchased Assets or any real property currently owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and to Seller’s Knowledge, no real property formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)    Except as set forth in Section 4.17(d) of the Disclosure Schedules, since January 1, 2016 there has been no Release of Hazardous Materials by Seller in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, and since January 1, 2016, Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e)    Except as set forth in Section 4.17(e) of the Disclosure Schedules, there are no active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

(f)    Intentionally Deleted.

(g)    Seller has Made Available to Buyer and listed in Section 4.17(g) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents which are in the possession or control of Seller concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h)    To Seller’s Knowledge, there is no condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

Section 4.18    Employee Benefit Matters.

(a)    Section 4.18(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.18(a) of the Disclosure Schedules, each, a “Benefit Plan”). Seller does not maintain, sponsor, or contribute to a Benefit Plan primarily for the benefit of employees outside of the United States.

(b)    With respect to each Benefit Plan, Seller has Made Available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable and in the possession of Seller, copies of any insurance policies and contracts, administration agreements and similar agreements now in effect; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; and (vii) copies of material notices, letters, or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)    Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. To Seller’s Knowledge, nothing has occurred with respect to any Benefit Plan that could reasonably be expected to subject Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws.

(d)    Seller has not (i) incurred nor reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; or (iii) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)    With respect to each Benefit Plan (i) except as set forth in Section 4.18(e) of the Disclosure Schedules, no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by Seller or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) neither Seller nor any of its ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to Seller; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the Purchased Assets is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)    Other than as required under Section 601 et. seq. of ERISA or other applicable law, no Benefit Plan or other arrangement provides post termination or retiree welfare benefits to any individual for any reason.

(g)    Except as set forth on Section 4.18(g) of the Disclosure Schedules, there is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits) and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by a Governmental Authority.

(h)    To the extent that a Benefit Plan is subject to Section 409A of the Code, such Benefit Plan has been administered in compliance with its terms and the operational and documentary requirements of Section 409A and all applicable regulatory guidance thereunder. The Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; or (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

(j)    With respect to each Benefit Plan, Seller has satisfied or will satisfy timely all reporting obligations, including but not limited to, to the extent applicable, the filing of Forms 5500 and 1095-C with the applicable Governmental Authority.

(k)    Seller has at all times complied with COBRA in all material respects, and has maintained adequate records to evidence such compliance. No event or condition exists with respect to any Benefit Plan that could result in any material tax under Section 4980B of the Code.

(l)    Seller and its ERISA affiliates complied with the minimum essential coverage and minimum value requirements of the Affordable Care Act. Neither Seller nor its ERISA affiliates have any existing or potential liability relating to employer mandate penalties under Code Section 4980H.

Section 4.19    Employment Matters.

(a)    Section 4.19(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of January 26, 2022, including identification of any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) most recent commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses which are currently due and payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full. There are no outstanding agreements, understandings or commitments of Seller to employees, independent contractors or consultants with respect to any compensation, commissions or bonuses other than as set forth in Sections 4.06(n)(ii) and 4.18(a) of the Disclosure Schedules.

(b)    Seller is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of Seller with respect to such employee’s employment with Seller, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining with respect to their employment with Seller. There has not been for the past five (5) years, nor has there for the past five (5) years been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business with respect to their employment with Seller. Seller has no duty to bargain with any Union.

(c)    Seller is, and since January 1, 2016 has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth on Section 4.19(c) of the Disclosure Schedules, there are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)    Seller has complied with the WARN Act, and has no plans to undertake any action before the Closing that would trigger the WARN Act.

Section 4.20    Taxes. Except as set forth in Section 4.20 of the Disclosure Schedules:

(a)    All Tax Returns with respect to the Business required to be filed by Seller or Parent for any Pre-Closing Tax Period ending on or after January 1, 2016 have been, or will be, timely filed with the appropriate Governmental Authority. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by Seller or Parent (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    Since January 1, 2016, Seller has complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes with respect to the Business and has properly and timely withheld and paid to the appropriate Governmental Authority all Taxes with respect to the Business required to have been withheld and paid in connection with amounts paid or owing to any Employee, former employee, independent contractor, creditor, customer, shareholder, Affiliate, customer, supplier or other Person, and complied with, in all respects, all information reporting and backup withholding provisions of applicable Law.

(c)    There are not currently in force any waivers, agreements or other arrangements extending the period (including any applicable statute of limitations) for assessment or collection of any Taxes by or on behalf of Seller.

(d)    All Tax deficiencies asserted, or Tax assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid, except to the extent being contested by appropriate actions and disclosed in Section 4.20(d) of the Disclosure Schedules.

(e)    Seller is not currently a party to any Action with respect to the Business by any taxing authority. There are no Tax audits, examinations, investigations or other claims or assessments pending with respect to which Seller has received written notification thereof, or, to Seller’s Knowledge, threatened against Seller by any taxing authority.

(f)    There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)    Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)    Seller is not, and has not been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or other similar agreement other than agreements entered into in the ordinary course of business or not having a primary Tax purpose.

(i)    Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(j)    Section 4.20(j) of the Disclosure Schedules sets forth each jurisdiction (other than United States federal) in which Seller has filed a Tax Return for taxable periods beginning on or after January 1, 2017. Since January 1, 2017, no claim has been made in writing by any taxing authority in any jurisdiction where Seller does not file Tax Returns that Seller is, or may be, subject to Tax by that jurisdiction.

(k)    Seller does not have any potential liability for any tax under Section 1374 of the Code and Seller will not be subject to tax under Section 1374 of the Code in connection with the transactions contemplated by this Agreement. During the past five years, Seller has not (i) acquired assets from another corporation in a transaction in which Seller’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

Section 4.21    Tractors and Trailers; Regulatory Compliance.

(a)    Section 4.21(a) of the Disclosure Schedules sets forth a true and complete list of all tractors, trailers, and straight trucks used in the Business, identifying each by make, model, year and VIN or serial number, specifying whether each such tractor, trailer, or straight truck is owned (and, if owned, specifying the owner) or leased (and, if leased, specifying the lessor), and identifying those out of service for repairs (other than routine maintenance and repairs), with wrecked tractors, trailers, and straight trucks separately noted. Seller’s Books and Records include valid certificates of title for all tractors, trailers, and straight trucks used in the Business, except any such certificates of title as may be held by a lessor.

(b)    Each of the tractors, trailers, and straight trucks owned or leased and in operation by the Business is properly licensed and registered with all applicable authorities in accordance with applicable Laws. Such licenses and registrations are current. All current license plates and stickers are properly affixed to such equipment, and all related fees have been paid.

(c)    Seller does not presently maintain an unsatisfactory or conditional safety rating from the Federal Motor Carrier Safety Administration (the “FMCSA”). There is no pending or, to Seller’s Knowledge, threatened, judicial or administrative proceeding (including any compliance review of FMCSA intervention action) that reasonably could be expected to result in an unsatisfactory or conditional safety rating. Section 4.21(c) of the Disclosure Schedules sets forth true, correct and complete copies of all public and non-public scores of Seller since January 1, 2016 under the FMCSA’s Compliance Safety Accountability program, including the non-public underlying data related to such scores as provided by the FMCSA. Seller currently has a “satisfactory” safety rating from the DOT as a result of the most recent compliance reviews. Seller is in compliance with all DOT regulations, including the regulations set forth in 49 C.F.R. Part 376 (leasing), Parts 40 and 382 (drug and alcohol testing), Part 383 (CDL standards), Part 385 (safety fitness procedures), Part 390 (general), Part 391 (qualification of drivers), Part 392 (driving of CMV), Part 395 (hours of service), Part 396 (inspections, repair and maintenance) and all records required by such regulations have been maintained in accordance with such DOT regulations. Seller has procedures in place to validate its contractual counterparties’ compliance with contractual obligations for insurance coverage, operating authority, safe operations and other relevant factors. Seller has interstate operating authority to the extent required of Seller, and there are no adverse decisions or ratings by state regulatory agencies that affect Seller’s operating authorities.

(d)    Since January 1, 2017, all tractors, trailers, and straight trucks taken as a whole have been operated in compliance, in all material respects, with applicable requirements of any leases, secured notes and other financing documents to which Seller or such items of equipment are subject. Section 4.21(d) of the Disclosure Schedules contains a complete and accurate list of all leases pertaining to tractors, trailers, or straight trucks, and true and complete copies of which have been Made Available to Buyer. All amounts owing by Seller to the other party under any lease of any tractor, trailer, or straight truck or other financing document are paid or are accrued on the Annual Financial Statements and the Interim Financial Statements.

Section 4.22    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.23    No Other Representations and Warranties. Except for the representations and warranties specifically and expressly set forth in this Agreement (in each case, as modified by the Disclosure Schedules), neither Seller, Parent nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or Parent, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or Made Available to Buyer and its Representatives including any information, documents or material Made Available to Buyer, included in any management presentations or in any other form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01    Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia.

Section 5.02    Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforcement may be subject to the Enforceability Exceptions. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as enforcement may be subject to the Enforceability Exceptions.

Section 5.03    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.07    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller and Parent set forth in this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller, Parent nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI
COVENANTS

Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall, in all material respects:

(a)    use commercially reasonable efforts to preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)    pay the debts, Taxes and other obligations of the Business when due;

(c)    use commercially reasonable efforts to continue to collect Accounts Receivable in a manner consistent with past practice;

(d)    use commercially reasonable efforts to maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)    use commercially reasonable efforts to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f)    use commercially reasonable efforts to defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g)    perform all of its obligations under all Assigned Contracts;

(h)    maintain the Books and Records in accordance with past practice;

(i)    comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j)    not take any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02    Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. From the date hereof until the Closing, without the prior written consent of Seller, neither Buyer nor any of its Representatives shall be permitted to conduct environmental due diligence of the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Real Property. Any investigation pursuant to this Section 6.02 shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. Buyer shall indemnify, defend, and hold Seller harmless from and against any and all costs, expenses, claims, demands or liens including, without limitation, mechanics’ liens and reasonable attorneys’ fees, arising from the entry by Buyer or Buyer’s Representatives on the Real Property or the performance by Buyer or Buyer’s Representatives of any testing or investigations thereon excluding, however, any demand, claim, loss, liability, cost, fee or expense incurred by Seller which arises from the discovery by Buyer or Buyer’s Representatives of the presence of hazardous materials at the Real Property or the existence of other defects with respect to the Real Property. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller's sole discretion: (x) cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law or fiduciary duty; provided, however, that such nondisclosure shall not affect Buyer’s rights to indemnification hereunder regardless of whether the nondisclosure is permissible hereunder.

Section 6.03    No Solicitation of Other Bids.

(a)    Seller shall not, and shall not authorize or permit any of their Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of Seller’s and their Affiliates’ Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)    In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)    Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach could cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer.

Section 6.04    Notice of Certain Events.

(a)    From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)    any event or occurrence which has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied as of the Closing;

(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)    any Action commenced by a Governmental Authority that seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

(b)    Buyer’s receipt of information pursuant to this Section 6.04 or otherwise shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05    Employees and Employee Benefits.

(a)    Effective on the Closing Date, Seller shall terminate all employees of the Business as of the Closing Date, and, subject to Buyer’s covenant in subsection (b), Buyer shall offer employment, on an “at will” basis, to all of such employees. Seller shall bear any and all obligations and liability under the WARN Act resulting solely from Seller’s termination of employees of the Business pursuant to this Section 6.05. Nothing herein shall be deemed to require Buyer to offer any employment to any person who does not meet Buyer’s employment standards and criteria for similarly situated employees.

(b)    Buyer shall offer employment to all employees of the Business (including employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence as noted on Section 4.19(a) of the Disclosure Schedules) subject to such employees’ compliance with Buyer’s hiring standards and criteria for similarly situated employees. Each Hired Employee shall be entitled to receive, while in the employ of Buyer, the same salary and wages, bonus opportunities, and employee benefits in the aggregate that are comparable to those provided to similarly situated employees of Buyer. Buyer shall be solely responsible, and Seller shall have no obligations whatsoever, for any decision by Buyer relating to the employment or prospective employment of any employee of the Business following the Closing Date. Nothing herein shall be deemed to require Buyer to retain any Hired Employee who does not meet Buyer’s employment standards for similarly situated employees.

(c)    Seller shall be solely responsible, and Buyer shall have no obligations whatsoever, for any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation and paid time off, fringe, pension or profit sharing benefits or severance pay for any period of service with Seller at any time on or prior to the Closing Date Buyer shall be solely responsible, and Seller shall have no obligations whatsoever, for any compensation or other amounts payable to any employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay, relating to any period of time after the Closing Date including, but not limited to, in connection with any services provided to Buyer by such employee, officer, director, independent contractor or consultant of the Business.

(d)    Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of pre-Closing employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate solely to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all workers’ compensation claims of any pre-Closing employees, officers, directors, independent contractors or consultants of the Business which relate solely to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due (in each case, if and solely to the extent they are actually entitled thereto).

(e)    Each Hired Employee shall be given service credit for the purpose of eligibility under Buyer’s group health plan and eligibility and vesting only under Buyer’s defined contribution retirement plan for his or her period of service with Seller prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Buyer’s defined contribution retirement plan.

(f)    This Section 6.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.05. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.05 shall not create any right in any Hired Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.06    Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such information (a) is generally available to and known by the public as of the Closing, (b) becomes known by the public after the Closing through no fault of Seller, any of its Affiliates or their respective Representatives; or (c) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or its respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall, to the extent permitted by applicable law, promptly notify Buyer in writing and shall disclose only that portion of such information which Seller are advised by its counsel in writing is legally required to be disclosed; provided that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07    Noncompetition; Nonsolicitation.

(a)    For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each of Seller and Parent shall not, and shall not permit any of Parent’s Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective third-party client, customer, supplier or licensor of the Business (including any existing or former third-party client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or in any way limit: (1)  Seller, Parent or any of their Affiliates from performing any action expressly required or contemplated by this Agreement or any Transaction Document, (2) Parent or any of its Affiliates from owning, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller or Parent is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person or (3) Parent or its Affiliates from contracting with any third-party to provide to Parent or any of its Affiliates any services or business, including any services constituting or comprising all or any part of the Restricted Business. For the avoidance of doubt, subclauses (a)(i) and (ii) above only prevent Parent and its Affiliates from engaging in the Restricted Business and not any other business and (B) the provisions of this Section 6.07(a) shall not apply to any Person (or any Affiliate of such Person) who purchases or acquires all of substantially all of the assets, equity or business of the Parent or any of its Affiliates if such purchaser is an unaffiliated third party actively engaged in the Restricted Business at the time of such acquisition; provided, that the provisions of this Section 6.07(a) shall continue to apply to the Parent and its controlled Affiliates.

(b)    For a period of five (5) years after the Closing Date, Seller and Parent shall not, and shall not permit any of Parent’s Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05(b) or is or was employed or engaged as an independent contractor in or by the Business prior to the Closing, or encourage any such employee or contractor to leave such employment or engagement or hire any such employee or contractor who has left such employment or engagement, except pursuant to a general solicitation which is not directed specifically to any such employees or contractors; provided, however, that nothing in this Section 6.07(b) shall prevent Seller, Parent, or any of Parent’s Affiliates from hiring or engaging (i) any employee or independent contractor whose employment or engagement has been terminated by Buyer or (ii) after one hundred eighty (180) days from the date of termination of employment or engagement, any employee or independent contractor whose employment or engagement has been terminated by the employee or contractor. For a period of two (2) years after the Closing Date, each of Seller and Parent shall not, and shall not permit any of Parent’s Affiliates to, directly or indirectly, solicit any material actual or prospective client, customer, supplier or licensor of the Business for any reason without the prior written consent of Buyer, which may be withheld for any reason; provided, however, this restriction shall not apply to solicitation of such Persons for any reasons outside of the Restricted Business.

(c)    Seller and Parent acknowledge that a breach or threatened breach of this Section 6.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by Seller or Parent of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)    Seller and Parent acknowledge that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08    Books and Records.

(a)    In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)    retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)    upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’ expense, photocopies), during normal business hours, to such Books and Records.

(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i)    retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)    upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)    Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.04 where such access would violate any Law.

Section 6.09    Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.10    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.11    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.12    Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or such Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

Section 6.13    Transfer Taxes and Review Fees under Assigned Contracts. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any transfer Tax and any other similar Tax assessed with respect to the transfer of the Owned Real Property), shall be borne and paid one-half (½) by Seller and one-half (½) by Buyer, in each case when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary). All review or consent fees expressly required in an Assigned Contract as a condition of assignment shall be borne and paid one-half (½) by Seller and one-half (½) by Buyer, in each case when due.

Section 6.14    Cooperation on Tax Matters and Sales Tax Registration Cancellation.

(a)         Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any Action with respect to Taxes relating to the Purchased Assets or the Business with respect to a Pre-Closing Tax Period or arising from the transactions contemplated hereby. Such cooperation shall include the retention (in accordance with Section 6.08 hereof) and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b)         Seller shall take any and all action reasonably necessary to cancel any sales tax registration, permit or certificate and otherwise close all sales tax accounts, employment withholding accounts and unemployment insurance accounts associated with the Business, which action shall include a notice to all relevant taxing authorities of the completed transaction as soon as practicable following Closing, with such cancellation or closing of accounts, as applicable, becoming effective as soon as reasonably practicable after such notice but taking into account any required or reasonably appropriate waiting periods. Seller and Buyer shall fully, as and to the extent reasonably requested by the other party, cooperate in connection with the foregoing, including the provision of records and information and making employees reasonably available to provide information and assistance.

Section 6.15    Tax Clearance Certificates. Seller shall notify all of the taxing authorities in the State of North Carolina that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject Buyer to any Taxes of Seller. If any such North Carolina taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.16    Property Taxes. All real and personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable assessment year in which a Straddle Period is included shall be apportioned between Seller and Buyer as of the Closing based on the number of days of such taxable period ending on the Closing Date and the number of days of such taxable period after the Closing Date. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for real or personal property Taxes relating to the Purchased Assets, Seller and Buyer, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.10 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within twenty (20) days after delivery of such statement. In the event that Seller or Buyer shall make any other payment for which it is entitled to reimbursement under this Section 6.10, the other party shall make such reimbursement promptly but in no event later than twenty (20) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Notwithstanding anything to the contrary contained in this Section 6.10, all real property taxes and similar ad valorem obligations levied with respect to the Real Property shall be prorated as of the Closing Date. If the exact amount of any real property taxes or similar ad valorem obligations is not known on the Closing Date, such taxes or obligations shall be estimated based upon the best available information at the time of Closing (i.e. the taxable value currently assigned to the property and the most recent millage rate). There shall be no re-proration of real property taxes after Closing. The net amount of such prorations payable by Seller, if any, shall be paid by Buyer, but shall result in a reduction of the Purchase Price in like amount.

Section 6.17    R&W Policy. Buyer shall obtain for its sole benefit a buyer-side representation and warranty insurance policy with terms and conditions, including the Retention Amount and policy limits, satisfactory to Buyer in its sole judgment (the “R&W Policy”). The R&W Policy shall be bound and issued at the Closing. Seller shall cooperate with Buyer’s efforts and provide assistance as reasonably requested by Buyer to obtain the R&W Policy. Subject to crediting one-half (1/2) of the R&W Policy Expense against the Closing Payment pursuant to Section 2.05, Buyer shall, at or prior to the Closing, pay or cause to be paid all costs and expenses related to the R&W Policy, including the total premiums, underwriting costs, brokerage commissions, and other fees and expenses of such R&W Policy. For purposes of this Agreement, the term “R&W Policy Expense” shall mean the sum of the premium, costs, commissions and other fees and expenses, in the aggregate, required to purchase and bind the R&W Policy. Buyer shall not cause or permit the R&W Policy to be cancelled or terminated and shall use commercial best efforts to ensure that the R&W Policy remains in full force and effect at all times during the full period of the R&W Policy.

Section 6.18    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to or report the transactions contemplated by this Agreement and the other Transaction Documents. Without amending or waiving the foregoing, if at any time within twelve (12) months after the Closing, either party discovers that any Purchased Asset is held by Seller, Buyer and their respective Affiliates will, for no additional consideration and at Seller’s expense, (i) use reasonable efforts to promptly transfer such Purchased Asset to Buyer or its designated Affiliate and (ii) at Buyer’s reasonable request, Seller shall provide reasonable assistance in connection with the recordation or registration of transfer and assignment of any applicable Purchased Assets.

Section 6.19         Name Change. Immediately following Closing, each of Parent and Seller shall effect a name change removing “Zenith” from both Seller’s name and the name of any Affiliate of Parent and Seller in both its domiciliary state and each state in which such entity is qualified to do business.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    The representations and warranties of Seller and Parent contained in ARTICLE IV shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Closing Date.

(c)    No Action shall have been commenced by a Governmental Authority against Buyer or Seller which seeks to restrain or prohibit the transactions contemplated by this Agreement.

(d)    All approvals, consents and waivers that are listed on Appendix 7.02(d) shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(f)    Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(g)    All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(h)    Seller shall have terminated the Zenith Freight Lines, LLC 401(k) Plan.

(i)         Seller shall have obtained a written consent to the assignment of the Software from the copyright holder which describes the scope of the Software license transferred to Buyer.

(j)         Parent and Buyer shall have entered into a mutually acceptable agreement pursuant to which Buyer will be permitted to use and have the benefits of the Domo Software for a period of up to 120 days following Closing.

Section 7.03    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    No Action shall have been commenced by a Governmental Authority against Buyer or Parent which seeks to restrain or prohibit the transactions contemplated by this Agreement.

(d)    Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(e)    Buyer shall have paid the Closing Payment to Seller and shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 3.02(c).

ARTICLE VIII
INDEMNIFICATION

Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, however, that the representations and warranties in (i) Section  4.20 shall survive until the date that is sixty (60) days following the expiration of the statute of limitations applicable to the matters covered thereby, and (ii) Section 4.01, Section 4.02, Section 4.22, Section 5.01, Section 5.02 and Section 5.04 shall survive until the date that is thirty-six (36) months from the Closing Date. The representations and warranties in Section 4.01, Section 4.02, Section 4.20(a) through (g) and (i), and Section 4.22 are referred to collectively as the “Fundamental Representations.” All covenants, agreements and obligations of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. The applicable period of survival with respect to any representation, warranty, covenant, agreement or obligation is referred to as the “Survival Period.” Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable Survival Period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant, agreement or obligation and such claims shall survive until finally resolved.

Section 8.02    Indemnification by Seller and Parent. Subject to the other terms and conditions of this ARTICLE VIII, Seller and Parent, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (without duplication) incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c)    any Excluded Asset or any Excluded Liability.

Section 8.03    Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend Seller and its Affiliates and its respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)    any Assumed Liability.

Section 8.04    Certain Limitations.

(a)    For purposes of this ARTICLE VIII, (i) any inaccuracy in or breach of any representation or warranty and (ii) the amount of any Loss sustained by Buyer as a result of any such inaccuracy in or breach of any such representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(b)    Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor Parent shall be liable to any of the Buyer Indemnitees for any claim for indemnification pursuant to Section 8.02(a) with respect to a Non-fundamental Representation, unless and until the aggregate amount of indemnifiable Losses equals or exceeds the Basket Amount, and then only to the extent of such excess.

(c)    Indemnity Caps:

(i)    Seller and Parent shall have no Liability for any claim for indemnification pursuant to Section 8.02(a) with respect to a Non-fundamental Representation, in the aggregate, in excess of One Million Dollars (the “Cap”), provided that the Cap shall be reduced, dollar for dollar, by the amount of recoveries by the Buyer Indemnitees for any claim for indemnification pursuant to Section 7.02(a) with respect to the Fundamental Representations.

(ii)    Seller and Parent shall have no Liability for any claim for indemnification pursuant to Section 8.02(a) with respect to a Fundamental Representation, in excess of fifty percent (50%) of the Purchase Price (less any amounts paid to Buyer Indemnitees under the R&W Policy) (the “Overall Cap”).

(iii)    Notwithstanding anything to the contrary in this Agreement, the maximum Liability of Seller and Parent under this Agreement (other than in the case of Fraud, as to which Liability shall not be limited) including, without limitation, any indemnification pursuant to Section 8.02(c), shall not exceed the Overall Cap.

(d)    From and after the Closing, any Losses for which a Buyer Indemnitee is entitled to indemnification pursuant to the terms of this Agreement shall be satisfied (subject to the final sentence in Section 8.05(d)) as follows:

(i)    with respect to indemnifiable Losses arising from breaches of Non-fundamental Representations pursuant to Section 8.02(a) but not involving Fraud, the Buyer Indemnitees’ sole recourse and remedy shall be (x) first against the Escrow Amount, in an amount up to the Retention Amount (less the Basket Amount), (y) then against the R&W Policy and (z) then against the remaining Escrow Amount; and

(ii)    with respect to indemnifiable Losses arising from breaches of Fundamental Representations pursuant to Section 8.02(a) but not involving Fraud, the Buyer Indemnitees’ recourse shall be (w) first against the Escrow Amount in an amount up to the Retention Amount, (x) then against the R&W Policy, (y) then against the remaining Escrow Amount, and (z) then against Seller and Parent in an amount (when combined with all other indemnification claims under this Agreement) up to the Overall Cap; and

(iii)    with respect to indemnifiable Losses arising from the matters identified in Sections 8.02(b) and 8.02(c) or for the matters specifically excluded from the R&W Policy as described in Appendix 8.04(d)(iii) (notwithstanding subsections (i) and (ii) above), the Buyer Indemnitees’ recourse shall be (x) first against the Escrow Amount, (y) then against the R&W Policy to the full extent of any coverage available thereunder, and (z) then against Seller and Parent in an amount (when combined with all other indemnification claims under this Agreement) up to the Overall Cap.

(e)    Seller shall not have any rights of subrogation and hereby waives any right to be subrogated to any rights of Buyer Indemnitees, as applicable, against any third party in respect of the Losses to which any payment under the R&W Policy relates.

(f)    The amount of any Losses for which indemnification is provided under this ARTICLE VIII shall be reduced by: (i) any related offsetting amounts actually recovered by the Indemnified Party from third-party insurers under insurance policies, or (ii) any related offsetting amounts actually recovered by the Indemnified Party from indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party) (collectively, “Offsetting Amounts”). Each Indemnified Party shall use commercially reasonable efforts to recover any and all available Offsetting Amounts. If an Indemnified Party receives any Offsetting Amounts with respect to Losses underlying an indemnifiable claim subsequent to an indemnification payment by an Indemnifying Party with respect to such indemnifiable claim, then such Indemnified Party shall promptly remit to the Indemnifying Party the lesser of the Offsetting Amounts or the amount actually paid by the Indemnifying Party in respect of the applicable Losses (other than the R&W Policy)

(g)    Notwithstanding anything in this Agreement to the contrary, in no event shall the Buyer Indemnitees be entitled to recover under this ARTICLE VIII for any Loss relating to any matter arising under a provision of this Agreement to the extent that the Buyer Indemnitees have already recovered Losses or other amounts with respect to such matter pursuant to another provision of this Agreement including, without limitation, any reserve, accrual or Tax liability reflected as a current liability in the final calculation of Closing Working Capital.

(h)    Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 8.05    Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a)    Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) calendar days after receipt of notice of such claim from the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x)  is asserted directly by or on behalf of a Person that is a customer or a carrier of the Business, or (y)  seeks an injunction or other equitable relief against the Indemnified Party; and provided further, that the right of the Indemnifying Party to assume the defense of any Third-Party Claim is subject to the provisions of the R&W Policy, if any, granting to the issuer of the R&W Policy the rights (i)  to consent to the counsel selected by the Indemnifying Party to conduct the defense of such Third-Party Claim and (ii) to associate in the investigation, defense and settlement of such Third-Party Claim. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof, and the fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided that, if in the written opinion of legal counsel to the Indemnified Party, (A)  there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest under the applicable rules of professional conduct governing lawyers that would make it a violation of such rules for the same counsel to represent both the Indemnified Party and the Indemnifying Party and such conflict cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably and in good faith determines separate counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to notify the Indemnified Party within twenty (20) calendar days after receipt of notice of the claim in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b) and subject to any provision of the R&W Policy granting to the issuer of the R&W Policy the right to approve any settlement of such Third-Party Claim, pay, compromise and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.04) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, employees and contractors of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b), and (ii) the prior written consent of the issuer of the R&W Policy to the extent such consent is required pursuant to the R&W Policy. Notwithstanding the forgoing, the Indemnifying Party may enter into any settlement as long as such settlement (A) does not involve any finding or admission of any violation of Law on behalf of the Indemnified Party or any of its Affiliates or any of their respective Representatives, (B) releases each Indemnified Party that is party to such Third-Party Claim from all Liability with respect to such claim and such settlement amount is paid in full by the Indemnifying Party, and (C) does not impose equitable remedies or material non-monetary obligations on the Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) and the consent of the issuer of the R&W Policy, to the extent such consent is required pursuant to the R&W Policy.

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)    Escrow Amount. Upon a final agreement or other final resolution of any claim for indemnification made by a Buyer Indemnified Party pursuant to this Agreement, Buyer and Seller shall deliver join written instructions to the Escrow Agent instructing the Escrow Agent to promptly release to Buyer, on behalf of the Buyer Indemnified Party, any amounts finally agreed or finally resolved to be paid to such Buyer Indemnified Party in connection therewith. The parties hereto acknowledge and agree that (i) promptly following the date that is twelve (12) months following the Closing Date, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to promptly release to Seller any remaining balance of the Escrow Amount, less any amounts subject to a pending claim for indemnification made by a Buyer Indemnified Party pursuant to this Agreement, and (ii) promptly upon a final agreement or other final resolution of any pending claim described in clause (i), Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to promptly release to Buyer or Seller, as the case may be, pursuant to such final agreement or other final resolution, such part of the remaining Escrow Amount that is the subject of such claim, less any amounts subject to any other pending claim for indemnification made by a Buyer Indemnified Party pursuant to this Agreement.

Section 8.06    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, and subject in all events to the limitations and source of satisfaction set forth in Section 8.04 above and the provisions of Section 8.05(d), the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to five percent (5%). Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed, without compounding.

Section 8.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08    Effect of Investigation. Neither Seller nor Parent shall be liable under this ARTICLE VIII for any losses based upon or arising out of any inaccuracy in or breach of the representations or warranties of Seller and Parent contained in this Agreement if Buyer had actual knowledge after due inquiry of such inaccuracy or breach prior to the Closing, but Buyer’s rights to indemnification shall not be affected or deemed waived by reason of the fact that Buyer should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.09    Exclusive Remedies. Subject to Section 6.03 and Section 8.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this ARTICLE VIII shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of Fraud.

ARTICLE IX
TERMINATION

Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Seller and Buyer;

(b)    by Buyer by written notice to Seller if:

(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller by March 31, 2022; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2022, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)    by Seller by written notice to Buyer if:

(i)    Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer by March 31, 2022; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2022, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)    by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this ARTICLE VIII and Section 6.06 and ARTICLE IX hereof; and

(b)    that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
MISCELLANEOUS

Section 10.01    Expenses. Except as otherwise expressly provided herein (including, without limitation as provided in Sections 6.13 and 6.17), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Buyer:	J.B. Hunt Transport, Inc.
Attn: John Kuhlow
615 J.B. Hunt Corporate Drive
Lowell, Arkansas 72745
Email: John.Kuhlow@jbhunt.com

with a copy to:	Jennifer Boattini
615 J.B. Hunt Corporate Drive
Lowell, Arkansas 72745
Email: Jennifer.Boattini@jbhunt.com

and

with an additional copy (which shall not constitute notice) to:	C. Douglas Buford, Jr.
Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
425 West Capitol Avenue, Suite 1800
Little Rock, Arkansas 72201
Email: dbuford@mwlaw.com

If to Seller or Parent:	Zenith Freight Lines, LLC
c/o Bassett Furniture Industries, Incorporated
P.O. Box 626 (U.S. Mail)
3525 Fairystone Park Highway
Bassett, Virginia 24055
Attention: Jay Hervey, Vice President and
General Counsel
Email: JRHervey@bassettfurniture.com

with a copy (which shall not constitute notice) to:	Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attention: David W. Dabbs and Jon R. Jordan
Email: DDabbs@robinsonbradshaw.com
JJordan@robinsonbradshaw.com

Section 10.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the singular includes the plural and the plural includes the singular; (d) words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires; and (e) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04    Disclosure Schedules. The Disclosure Schedules are organized in sections that correspond to the sections of this Agreement. Each disclosure in the Disclosure Schedules shall be in reference to: (i) the corresponding section of this Agreement; and (ii) any other section of this Agreement if the relevance of the disclosure to the other section would be reasonably apparent to a reasonable person notwithstanding the presence or absence of an appropriate section of the Disclosure Schedules with respect to such other section or a cross-reference thereto. A disclosure in the Disclosure Schedules shall not constitute an admission that the matter disclosed is material or not in the ordinary course for purposes of this Agreement, deemed to establish any level of materiality for purposes of this Agreement or an admission of any sort for any purpose other than this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of a Contract, applicable Law or otherwise shall be construed as an admission or indication that such breach or violation exists or has actually occurred. Any descriptions or summaries of Contracts in the Disclosure Schedules are summaries only and are qualified in their entirety by the specific terms of such Contracts. Capitalized terms used in the Disclosure Schedules but not defined therein shall have the meanings ascribed to them in this Agreement. Summaries of, or references to, actual documents in the Disclosure Schedules are qualified in their entirety by reference to such documents. In disclosing the information in the Disclosure Schedules, Seller, Seller’s Affiliates and Parent expressly do not waive any attorney-client privilege or any other applicable privilege associated with such information or any protection afforded by the work product doctrine with respect to any of the matters disclosed therein.

Section 10.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.03(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in this Agreement and those in the other Transaction Documents, the statements in this Agreement will control.

Section 10.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder. For purposes of this Agreement, a sale, merger or other transaction involving the transfer of a majority of the voting control of a Person shall be deemed to be an assignment.

Section 10.09    No Third-party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED EXCLUSIVELY IN THE STATE COURTS OR IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA, LOCATED IN (X) WASHINGTON OR BENTON COUNTY, ARKANSAS, IF INITIATED BY SELLER OR PARENT, OR (Y) MECKLENBURG COUNTY, NORTH CAROLINA, IF INITIATED BY BUYER; AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

Section 10.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

Section 10.14    Electronic Delivery. This Agreement and any signed agreement or instrument to be delivered in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine, electronic mail or other electronic device (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such other agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such other agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZENITH FREIGHT LINES, LLC,
a North Carolina limited liability company

By:	Bassett Furniture Industries, Incorporated, its sole member

By:
Name:
Title:

J.B. HUNT TRANSPORT, INC.,
a Georgia corporation

By:
Name:
Title:

[Asset Purchase Agreement Signature Page]

Solely for the purposes of (i) making the representations and warranties regarding Parent in Sections 4.01 and 4.02, and (ii) agreeing to the covenants contained in Sections 3.02 and 6.07 and the indemnification obligations set forth in ARTICLE VIII, Parent is made a party hereto.

BASSETT FURNITURE INDUSTRIES, INCORPORATED,
a Virginia corporation

By:
Name:
Title: